UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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     by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[X]  Definitive Additional Materials


                        Duck Head Apparel Company, Inc.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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




                                  PRESS RELEASE



                                             FOR ADDITIONAL INFORMATION CONTACT:

November 2, 2000                             K. Scott Grassmyer
Winder, Georgia                              770-307-4254




          COUNTRY'S LEADING PROXY ADVISORY FIRM RECOMMENDS IN FAVOR OF
                      DUCK HEAD MANAGEMENT IN PROXY CONTEST


Duck Head Apparel Company, Inc. (AMEX: DHA) announced today that Institutional Shareholder Services (ISS), the country's leading proxy advisory firm, has published an analysis of the Duck Head proxy contest, recommending that shareholders vote in favor of management's nominees and reject the slate proposed by dissident former director Bettis C. Rainsford.

ISS's analysis states, "Duck Head's first quarter results refute some of Mr. Rainsford's more dire predictions, and bear out management's assertions that the incumbent board is successfully putting the company on a path to profitability. We are not convinced that shareholders would be well served by replacing the entire board and putting the company immediately `up for auction' at a time when Mr. Rainsford concedes Duck Head's stock price is extraordinarily weak. More beneficial to shareholders, we believe, would be continued pursuit of the company's turnaround while the company explores sale opportunities in a measured, reasonable way designed to yield the greatest value rather than the most immediate exit strategy."

Robert D. Rockey, Chairman and Chief Executive Officer of Duck Head, commented, "We are gratified to have received the endorsement of ISS, since they provide shareholders with an independent, third-party perspective on the important issues in this contest."

With respect to Mr. Rockey's million-share option, the ISS report states, "The issue of Mr. Rockey's million-share option is also a nonissue, in our judgment. The original spirit of Mr. Rockey's option appears to have been to grant him the ability to acquire one million shares at or near Duck Head's projected fair market value. When subsequent events made it clear that Duck Head would trade at a price far less than $10.00 per share, it was reasonable for the board to amend the option to bring the exercise price in line with Duck Head's post-spin off stock price. To retain a $10.00-per-share exercise price would have put the option so far underwater as to render it essentially valueless, both as an award and as an incentive to Mr. Rockey. To preserve the fundamental incentive value of the option, it was reasonable of the board to make the present amendment."

As previously announced, in an effort to maximize share value, Duck Head has elected to retain an investment banking firm to study strategic alternatives, commence a share repurchase program for up to $3 million of its outstanding shares and terminate its shareholder rights plan by March 31, 2001. With respect to these developments, the ISS report states, "The actions described . . . strengthen our belief that the incumbent board is adequately serving the best interests of shareholders."

Institutional Shareholder Services is the country's leading, independent proxy consulting firm. It advises several hundred of the largest banks, pension funds, money management firms and other institutional investors in the U.S. on how to vote proxies in contested elections.

Duck Head Apparel Company, Inc., which was spun-off as a separate public reporting company on June 30, 2000 by Delta Woodside Industries, Inc., is headquartered in Winder, Georgia, and manufactures and sells men's and boys' apparel under the Duck Head(R) brand. The company, which employs about 500 people, operates a distribution center in Winder, GA, a garment assembly plant in Costa Rica and 26 retail outlet stores primarily in the southeastern United States.

Statements in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on Duck Head Apparel's expectations and are necessarily dependent upon assumptions, estimates and data that the Company believes are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations and the discovery of unknown conditions (such as with respect to environmental matters and similar items). Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. The Company does not undertake to publicly update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

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